UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DITTYBASE TECHNOLOGIES INC.
(Exact name of Registrant as specified in its charter)

Alberta, Canada	Not Applicable
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 102, 31 Bastion Square
Victoria, BC, Canada V8W 1J1
(Address of Principal executive office)

2005 STOCK OPTION PLAN
(Full Title of the Plan)

Harris & Thompson
6121 Lakeside Drive, Suite 260
Reno, Nevada 85511
(Name and Address of Agent for Service)

(775) 825-4300
(Telephone Number, including Area Code, of Agent for Service)

With a copy to:
Maitland & Company
700-625 Howe Street
Vancouver BC
Canada V7W 2T6

CALCULATION OF REGISTRATION FEE

Title of	Amount to be	Proposed	Proposed Maximum	Amount of
Securities to be Registered	Registered	Maximum Offering	Aggregate Offering	Registration
(1)		Price Per Share	Price	Fee
Common Shares subject to	1,895,000	$0.21	$397,950	$42.58
outstanding options
(1)	Common shares, no par value, offered by the Registrant pursuant to the 2005 Stock Option Plan, as amended.
(2)	Based on the average exercise price of options granted under the 2005 Stock Option Plan outstanding as of the date of the filing of this registration statement.
(3)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on October 5, 2005. On such date, the noon buying rate was Cdn$1.00 = U.S$0.84566.

(4)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the book value of such securities computed as of the latest practicable date prior to the date of filing the registration statement.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Dittybase Technologies Ltd, a Province of Alberta, company (the “Registrant”), relating to 1,895,000 shares of its common stock, no par value (the “Stock”) issuable to eligible employees of the Registrant under the Dittybase Technologies Ltd. 2005 Stock Option Plan (the “Plan”).

In accordance with the instructional Note to Part 1 of Form 8-K, as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part 1 of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which has been filed with the Commission are incorporated herein by reference:

(i)	Registration of Securities Form 20F (Section 12g)
(ii)	Amendment to Form 20F (Section 12g)
(iii)	Amendment to Form 20F (Section 12g)
(iv)	Amendment to Form 20F (Section 12g)
(v)	Amendment to Form 20F (Section 12g)
(vi)	Report of Foreign Issuer Form 6-K (Rules 13a-16 and 15d-16)
(vii)	Report of Foreign Issuer Form 6-K/A (Rules 13a-16 and 15d-16)

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

Under the Business Corporations Act (Alberta), a corporation may indemnify a director or officer of the corporation, a former direct or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honesty and in good faith with a view to the best interests of the corporation or, as the case may be, in the best interests of the other entity for which the individual acted as a director or officer in a similar capacity at the corporation’s request and (ii), in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favour only with court approval. A direct or officer is entitled to indemnification from the corporation as a matter of right if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that he or she ought to have done and fulfilled the conditions set forth above. The corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if he or she does not fulfill the conditions set forth above to qualify for indemnification.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Number	Exhibit

4.1	Dittybase Technologies Inc. 2005 Stock Option Plan
5.1	Opinion of Maitland & Company
23.1	Consent of Amisano Hanson, Chartered Accountants
23.2	Consent of Maitland & Company (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 109(a)(3) of the Securities Act of 1933 (the “Securities Act”);

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 4524(b) if, in the aggregate, the change in volume and price represents no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; provided further, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3 and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

	(2)	That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in British Columbia, Canada, on October 11, 2005.

DITTYBASE TECHNOLOGIES INC.
(Registrant)

By	Tim Daniels”
Tim Daniels
President and Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tim Daniels his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons sin the capacities and on the date indicated.

Signatures	Title	Date

“Tim Daniels”	President, Chief Financial Officer and Director	October 11, 2005
Tim Daniels	(Principal Executive, Financial and Accounting Officer)

“Lance Landiak”	Vice-President Business Development and Director	October 11, 2005
Lance Landiak

“Bruce Urquhart”	Director	October 11, 2005
Bruce Urquhart

“Mike Knutsen”	Vice-President Product Management	October 11, 2005
Mike Knutsen

“Blake Fallis”	Vice-President Corporate Development	October 11, 2005
Blake Fallis

“Duane Miller”	Vice-President Operations	October 11, 2005
Duane Miller

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement solely in the capacity of the duly authorized representative of Dittybase Technologies Inc. in the United States on November 28, 2005.

“Bruce Urquhart”
Bruce Urquhart

EXHIBIT INDEX

Number	Exhibit

4.1	Dittybase Technologies Inc. 2005 Stock Option Plan
5.1	Opinion of Maitland & Company
23.1	Consent of Amisano Hanson, Chartered Accountants
23.2	Consent of Maitland & Company (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages)